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FORWARD-LOOKING STATEMENTS


From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and operations, capital expenditures, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of important factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The important factors that may affect the operations, performance, development and results of the Company's business include the following:

-	In those markets where the Company maintains market
leadership, it will most likely retain preferred retail space allocation which enhance results.

-	Availability, pricing and sourcing of raw materials has been relatively stable and a competitive advantage but failure to maintain these could negatively impact results.

-	The Company has historically been successful marketing to
different segments of the population. Failure to adequately anticipate and react to changing demographics and product preferences could negatively impact results.

-	Both manufacturing and sales of a significant portion of the
Company's products are outside the United States and could be negatively impacted by volatile foreign currencies and markets.

-	The Company competes worldwide with other well established
manufacturers of chewing gum. The Company's results may be negatively impacted by a failure of new or existing products to be favorably received, by ineffective advertising, or by failure to sufficiently counter aggressive competitive actions.

-	Underutilization of or inadequate manufacturing capacity due to unanticipated movements in consumer demands could materially affect manufacturing efficiencies and costs.

-	Discounting and other competitive actions may make it more
difficult for the Company to maintain its historically strong operating margins.

-	Governmental regulations with respect to import duties,
tariffs and environmental controls, both in and outside the U.S., could negatively impact the Company's costs and ability to compete in domestic or foreign markets.

-	The Company has not had any material labor stoppages,
nevertheless, such disputes or strikes could negatively affect shipments from suppliers or shipment of finished product.

-	The failure of basic infrastructure (i.e., utilities) could
negatively impact the ability of the Company's factories to continue operating.